Exhibit 99.2

Consent to Being Named as an Independent Director Nominee

In connection with the filing by MasterBeef Group (the “Company”) of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Man Fai Danny Liu
Dated: November 12, 2024	Name: Man Fai Danny Liu